Exhibit 3.17
ARTICLES OF AMENDMENT
OF
PRIMO PIATTO, INC.
The undersigned, being the President of Primo Piatto, Inc., a Minnesota corporation, pursuant to and in accordance with the provisions of Minnesota Statutes, Sections 302A.139, hereby certifies as follows:
1.The true and correct name of the corporation is Primo Piatto, Inc.
2.On November 3, 1997, the holders of all of the issued and outstanding capital stock of the corporation, pursuant to and in accordance with the provisions of Minnesota Statutes Sections 302A.441, adopt the following resolutions in writing:
“RESOLVED:
That Article II of this corporation’s Articles of Incorporation is hereby amended in its entirety to read as follows:
ARTICLE II.
REGISTERED OFFICE
The address of the registered office of the corporation is 7300 36th Avenue North, New Hope, Minnesota, 55427.
RESOLVED
FURTHER:
That the above-stated language shall supersede and replace in its entirety the existing Article II of this corporation’s Articles of Incorporation, but that the remainder of this corporation’s Articles of Incorporation shall be unchanged and remain in full force and effect.”
3.The foregoing amendment of the Primo Piatto, Inc. Articles of Incorporation was adopted pursuant to and in accordance with Minnesota Statutes Chapter 302A.

IN WITNESS WHEREOF, I have subscribed my name this 3rd day of November, 1997.

/s/ Peter C. Lytle
Peter C. Lytle

Subscribed and sworn before me this 3rd day of November, 1997 by Peter C. Lytle, to me known to be the President of Primo Piatto, Inc.

/s/ Kenneth D. Zigrino	[Notary Seal]
NOTARY PUBLIC

ARTICLES OF INCORPORATION
OF
Primo Piatto, Inc.
The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A. hereby adopts the following Articles of Incorporation:
ARTICLE I.
Name
The name of the corporation is: Primo Piatto, Inc.
ARTICLE II.
Registered Office
The registered office of this Corporation is located at: 2065 Webber Hills Road, Wayzata, Minnesota, 55391.
ARTICLE III.
Authorized Shares
The total number of shares of capital stock which this Corporation is authorized issue is Fifteen Million (15,000,000) shares consisting of Twelve Million (12,000,000) shares of common stock, no par value, and Three Million (3,000,000) shares of preferred stock. Shares of capital stock of this Corporation may be issued for such consideration as the Board of Directors may from time to time determine.
The Board of Directors of this Corporation is hereby authorized from time to time to issue from the authorized shares of common stock and preferred stock one or more class or series of shares which shall have such rights and preferences as the Board of Directors shall establish by resolution of a majority of the whole Board of Directors. The authority of the Board of Directors with respect to each class or series shall include, but not be limited to, the determination or fixing of the following:
(i)The number of shares constituting such class or series and the designation of such lass or series.
(ii)The dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other classes or series of the Corporation’s capital stock, and whether such dividends shall be cumulative or noncumulative.
(iii)Whether the shares of such class or series shall be subject to redemption by the Corporation at the option of either the Corporation or the holder or both, or upon the happening of a specified event, and the terms and conditions of such redemption.
(iv)The terms and amount of any sinking fund provided for the purpose or redemption of the shares of such class or series.

(v)Whether or not the shares of such class or series shall be convertible into, or exchangeable for, shares of any other class or series, and the terms of such conversion or exchange.
(vi)The restrictions, if any, on the issuance or reissuance of any additional shares, including increases or decreases in the number of shares of any class or series subsequent to the issuance of shares of that class or series.
(vii)The rights of the holders of the shares of such class or series upon the voluntary / involuntary liquidation, dissolution or winding up of the Corporation.
(viii)Any right to vote with holders of shares of any class or series.
The holders of the Common shares shall have and possess all rights as shareholders of the Corporation, except to the extent such rights may be limited by the preferences, rights, limitations and restrictions of such class or series.
Shares of any class or series of the Corporation may be issued to the holders of shares of another class or series of the Corporation, whether to effect a share dividend or split or otherwise, without the authorization or approval of the holder of shares of any class or series of the Corporation, except as otherwise provided in the designation of any class or series.
ARTICLE IV.
No Cumulative Voting
Shareholders shall not be entitled to cumulative voting.
ARTICLE V.
No Preemptive Rights
Shareholders shall have no preemptive rights to acquire securities of this Corporation.
ARTICLE VI.
Incorporator
The name and address of the sole incorporator of this Corporation is as follows: Peter Lytle, 2065 Webber Hills Roads, Wayzata, Minnesota, 55391.
ARTICLE VII.
Limitation of Director Liability
To the fullest extent permitted by the Minnesota Business Corporation Act as amended from time t time, a Director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director. No amendment or repeal of the foregoing sentences hall have any effect on the liability of any Director of this Corporation with respect to acts or omissions of such Director prior to such amendment or repeal.

ARTICLE VIII
Written Action
Any action of the Board of Director, other than an action requiring shareholder approval, may be taken by written action signed by the number of Directors that would be required to take the same action at a meeting of the Board at which all Directors were present.
ARTICLE IX
Board of Directors
The founding Board of Directors is listed as Exhibit A. This Board will serve until such time as the shareholders elect new member to the Board.

/s/ Peter Lytle
Peter Lytle Sole Incorporator

Exhibit A
Peter C. Lytle, Chairman and Chief Executive Officer
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John C. Lawrie, Secretary and Treasurer, V.P. and General Manager
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Radwan Ibrahim, V.P. and Chief Technical Officer
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Susan M. Clemens,,V.P. Administration and Human Resources
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James Cochran, V.P. Logistics
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Eldon Buschbom, V.P. Engineering
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LeVon Perkins
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Mike Cunningham
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